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                                                                   EXHIBIT 23(j)

                     CONSENT OF GOLDMAN SACHS INTERNATIONAL

We hereby consent to the inclusion of our opinion letter dated January 15, 1999, to the Board of Directors of Vodafone Group Plc ("Vodafone") as Appendix C to this Proxy Statement/Prospectus constituting part of this Registration Statement on Form F-4 of Vodafone (the "Registration Statement") and references made to such opinion under the captions "The Merger--Background of the Merger," "The Merger--Additional Considerations of the Vodafone Board" and "The Merger-- Opinions of Financial Advisors--Opinion of Vodafone's Financial Advisor" in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Our opinion letter was provided for the information and assistance of the Board of Directors of Vodafone in connection with its consideration of the transaction contemplated in the Agreement and Plan of Merger between Vodafone, AirTouch Communications, Inc. and Apollo Merger Sub, a wholly owned subsidiary of Vodafone, dated as of January 15, 1999, and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.

GOLDMAN SACHS INTERNATIONAL
/s/ Richard A. Sapp
-----------------------------------
Managing Director

London, England
April 21, 1999